Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Xponential Fitness, Inc. Appoints Jeffrey Lawrence to its Board of Directors

IRVINE Calif., April 11, 2024 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or “the Company), the largest global franchisor of health and wellness brands, today announced that Jeffrey Lawrence has been appointed to the Company’s Board of Directors, effective April 10, 2024. Mr. Lawrence will serve on the Board’s Audit Committee.

Mark Grabowski, Chairman of the Board of Xponential, said, “Jeff is an accomplished executive and board member with decades of leadership experience at some of the most well-known consumer brands, including Domino’s, FIGS and Shake Shack. In addition to his deep financial acumen and track record of value creation, he brings expertise in executing franchise expansions on a global scale. We’re pleased to welcome Jeff to the Board as we continue to drive shareholder value.”

Anthony Geisler, CEO of Xponential, added, “We’re proud of Xponential’s momentum in the boutique health and wellness market and remain committed to delivering on our near- and long-term strategic initiatives. As we continue to focus on expanding our global platform and optimizing customer experiences, we look forward to benefitting from Jeff’s expertise in franchising and technology.”

Mr. Lawrence said, “Xponential has built an incredible platform – with a sophisticated portfolio of differentiated health and wellness franchise brands that appeal to a wide variety of consumers. I have dedicated the majority of my career to helping innovative consumer companies transform into established industry leaders and am confident in the opportunities ahead that will lend to Xponential’s continued growth. I look forward to collaborating with my fellow directors as we support the Company in expanding its franchise model to drive growth.”

Mr. Lawrence has more than 25 years of experience with expertise in consumer retail and global franchising, as well as in digital and technological transformation and capital markets. He previously served as Executive Vice President & Chief Financial Officer at Domino’s Pizza, Inc., where he supported the brand through its technological transformation and global expansion. Mr. Lawrence also served on the Board of Directors of DPC Dash, Domino’s master franchisee in China. Following his tenure at Domino’s, Mr. Lawrence served as Chief Financial Officer of FIGS, Inc., a direct-to-consumer apparel brand, and as Chief Financial Officer of ShiftKey, a technology-enabled marketplace connecting licensed professionals to the future of work. He currently serves on the Board of Directors of Shake Shack (NYSE: SHAK). Mr. Lawrence is a certified public accountant (registered status) in the State of Michigan and holds an MBA with High Distinction from the Ross School of Business at the University of Michigan and a BBA from Wayne State University.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, strength training, metabolic health, and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 22 additional countries.

Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, the largest assisted stretching brand in the United States offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full-body workout; BFT, a functional training and strength-based program; and Lindora, a leading provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the technology solutions and capabilities of the Board of Directors. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2023, filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Investors

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Media

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Lyle Weston / Maggie Carangelo

media@xponential.com